EXHIBIT 10.2

Amendment No. 1 to the Gryphone Telecom Agency Sales Agreement

This Amendment No. 1 (“Amendment”) to the Gryphone Telecom Agency Sales Agreement (“Agreement”) is made effective as of January 7, 2008 (“Effective Date”), by and between Gryphone Telecom Consultants, LLC, a Delaware limited liability company (“Gryphone”), with principal offices located at 150 Wood Road, Braintree MA 02184, and Metro One Telecommunications, Inc., an Oregon corporation (“Agent”), with offices located at 11200 Murray Scholls Place, Beaverton, OR 97007. Agent and Gryphone are referred to individually as a “Party,” and collectively as the “Parties.”

Each of the Gryphone Telecom Companies and the various Gryphone Telecom Affiliates (each of which is hereinafter referred to individually as a “Gryphone Telecom Company”) are third party beneficiaries of this Agreement. Each Gryphone Telecom Company shall have all of the rights and remedies available to Gryphone Telecom under this Agreement, including, but not limited to, any rights and remedies that Gryphone may have as a result of a breach of this Agreement by Agent. In the event of a conflict or inconsistency between the terms of the Agreement and the terms of any appendix or attachment hereto, the terms of the relevant appendix or attachment shall control.

All defined terms not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

WHEREAS, Gryphone and Agent entered into the Agreement which authorizes Agent to act as Gryphone’s agent for the marketing and sale of certain Services provided by Verizon Telecom and Verizon Business (collectively, “VZ”);

WHEREAS, Gryphone and Agent wish to amend Article 5 of the Agreement expressly to permit Agent, or any of its subagents that are approved by Gryphone, to engage in telemarketing unless notified in writing that such permission is withdrawn or upon expiration of this Amendment. It is understood by the Parties that the terms of this Amendment shall apply only to telemarketing campaigns that Gryphone requests in writing that Agent perform on its behalf. Each such request shall describe the scope of the telemarketing campaign, and its duration.

The Parties agree as follows:

1. Notwithstanding the express terms of Section 5.3 of the Agreement, Gryphone agrees to permit Agent to use a telephone-based sales approach (“Telemarketing”) to contact Customers.

2. For the products/services listed on Attachment 2, all Telemarketing sales and orders by Agent shall be compensated at the existing compensation schedule specified in the Agreement. Upon receipt of notice of a change in the compensation it receives from VZ, Gryphone may correspondingly and comparably modify, upon (30) thirty days written notice to Agent, such compensation for Telemarketing covered by this Amendment.

3. Agent shall comply with all guidelines, rules and principles established by Gryphone, including, without limitation, the following:

(a) Agent shall submit to Gryphone for prior approval all Customer contact plans;

(b) Agent shall have the capability and all necessary equipment to provide, and shall provide, in-house and remote telephone monitoring (as scheduled by Gryphone) of sales and marketing calls handled by Agent. To the extent permitted by law, Gryphone shall have the right to monitor any calls remotely or otherwise with reasonable prior notice to Agent;

(c) As prescribed by Gryphone, Agent shall tape record and verify each sale or, in the alternative at Gryphone’s discretion, Agent shall provide a letter of authorization from a Customer authorizing Agent to place an order for purchase of Services on behalf of that Customer. Any such recording shall comply fully with all applicable legal requirements;

(d) Agent shall submit to Gryphone, for Gryphone’s prior approval, all call scripts and guides to be used by Agent in marketing or selling the Services;

(e) Agent shall limit and manage the number of contacts with potential or actual Customers per year or quarter as instructed by Gryphone, and shall report detailed calling activity hereunder to Gryphone upon Gryphone’s request; and

(f) Any requirement of Agent herein may be performed by Agent or its Gryphone approved subagent.

4. Do-Not-Contact Requirements. In marketing and/or selling VZ Products under this Amendment, Agent will at times, and for each Customer contact, comply with the terms of the Telephone Consumer Protection Act of 1991, as it may be amended (the “TCPA”), and with Verizon Telecom’s Do-Not-Call list requirements, which are attached hereto as Attachment 1 and incorporated herein by reference. If the Parties agree that Agent may use a list of Customer names for marketing and selling the VZ Products that is provided or created by a party other than VZ, then Agent shall, before contacting anyone on its marketing list, compare that list to Verizon Telecom’s Do-Not-Call List. Agent shall then cross out and will NOT contact any Customer on Agent’s marketing list whose name also appears on Verizon Telecom’s Do-Not-Call list.

Agent shall establish methods and procedures to ensure compliance with this Amendment, Attachment 1 and the TCPA, and submit these methods and procedures to Gryphone for approval. Agent shall implement the approved methods and procedures, subject to any modifications Gryphone may require. Agent shall inform and train each of its employees, contractors, and representatives who will be marketing or selling the VZ Products on all approved methods and procedures. Agent shall have the technology to block, within forty-eight (48) hours of receiving Verizon Telecom’s Do-Not-Call list, any numbers that appear on Verizon Telecom’s Do-Not-Call list. In the event Agent contacts a Customer in violation of this Amendment (including, without limitation, Attachment 1 or the TCPA, or any other applicable law or regulation), Agent shall indemnify Gryphone and its respective officers, directors and employees for any expenses, costs, claims, losses or liability (including attorneys’ expenses and in-house legal expenses) directly related to such wrongful contact.

5. Third-Party Verification. To the extent Agent may market or sell any VZ Product, which could result in a Customer selecting a local exchange carrier or a toll carrier (whether regional or long distance toll) other than VZ, Agent, or its Gryphone approved subagent, shall comply with each of the following:

(a) At Gryphone’s request, Agent shall allow or provide for third party verification of each Customer’s selection of Verizon Telecom’s local exchange, or regional or long distance toll service in lieu of VZ, where such selection is made as a result of a sale or marketing effort by Agent. VZ may, at its discretion, hire and pay for the third-party (“Verification Agent”) directly, or require Agent, at VZ expense, to engage a Verification Agent to provide the third-party verification required under this Section. To the extent Gryphone itself requires Agent to arrange for verification, at the option of Gryphone, the Verification Agent shall be paid for by Gryphone but shall be deemed an Agent contractor under this Agreement, and Agent will cause the Verification Agent to be bound in writing to comply with the terms and conditions of this Agreement relating to the provision of third party verification services.

In addition, Agent will include in its agreement with the Verification Agent, terms permitting enforcement of such terms and conditions by Gryphone as a third party beneficiary. Third party verification services will be carried out by telephone immediately after each Agent sale of a VZ Product in accordance with practices provided by Gryphone to Agent, as these may be amended from time to time. Gryphone or Agent, as the case may be, shall allow or provide (depending on whether Gryphone or Agent, at Gryphone’s discretion, engages the Verification Agent) for third party verification services with a Verification Agent that is independent of Gryphone and the Gryphoe Telecom Company, and that provides third party verification services in facilities that are physically separate from facilities used by Agent, Gryphone or the Gryphone Telecom Company to market and sell VZ Products, or that are used by Agent to sell telecommunications services for parties other than Gryphone.

(b) To the extent Gryphone requires Agent to provide Verification Services by directly engaging a Verification Agent, Agent will:

(1) follow and require the Verification Agent to follow, all applicable laws, orders, rules, regulations, and ordinances and to follow scripts and practices provided and/or approved by Gryphone in advance in writing;

(2) to the extent permitted by law, make audio recordings of, and require the Verification Agent to make audio recordings of, all third party verifications with Customer(s) indicating each Customer’s express consent in accordance with applicable laws, orders, rules, regulations, and ordinances. Such verification recordings shall include the following information: verified Customer name, address, and telephone number, Customer password for the verification (e.g., Customer social security number, Customer birth date, or other identifying information), and other information specified by Gryphone and permitted by law;

(3) to the extent permitted by law, make and require the Verification Agent to make, written records of all third party verifications and Customer complaints about unauthorized changes in a Customer’s long distance carrier, including the following information: verified Customer name, address, and telephone number, Customer password for the verification (e.g., Customer social security number, Customer birth date, or other identifying information), nature of complaint, name, address, and telephone number of Agent employee that carried out the Customer’s verification and/or took the complaint, date or verification and/or complaint, name, address, and telephone number of complaining Customer;

(4) retain and require the Verification Agent to retain, all third party verification information for each Customer and all information relating to Customer complaints about unauthorized changes in a Customer’s local exchange or toll (regional or long distance) carrier for three (3) years from the date of verification or complaint;

(5) upon written Gryphone request and as permitted by law, release to Gryphone all such third party verification and/or complaint information;

(6) upon written Gryphone request, release to Gryphone all information pertaining to Customer complaints about unauthorized changes in a Customer’s local exchange or toll (regional or long distance) carrier;

(7) treat all Verification Agent information and complaint information as Gryphone Telecom Information under Article 11, Section 5 “CONFIDENTIAL INFORMATION” of this Agreement, whether or not so marked; and

(8) Indemnify and hold harmless Gryphone and its directors, officers, and employees in accordance with under Article 11, Section 9 “INDEMNITY” of this Agreement.

6. Agent shall comply with all applicable Federal, State and local laws, regulations, decrees, orders, and judgements.

7. At Gryphone’s request and to the extent permitted by law, Agent shall allow for monitoring of Customer contacts by Gryphone or a third party designated by Gryphone, in accordance with the terms of Gryphone’s quality monitoring procedures, and shall provide in-house and remote telephone monitoring (as designated by Gryphone) of calls placed or handled by Agent with respect to the Services or Agent obligations hereunder. To the extent permitted by law, Gryphone shall have the right to monitor any such calls remotely or otherwise without prior written notice to Agent.

8. Except as specifically addressed herein, all terms and conditions of the Agreement shall remain in full force and effect.

9. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and part of the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.

Gryphone Telecom Consultants, LLC.		Metro One Telecommunications, Inc.

By:	/s/ FRANK MOYNIHAN	By:	/s/ KAREN L. JOHNSON
Name:	Frank Moynihan	Name:	Karen L. Johnson
Title:	President and CEO	Title:	Senior Vice President-Chief Operations Officer

Date: As of January 7, 2008		Date: As of January 7, 2008

Attachment 1: Do-Not-Call-Requirements

It is the policy of Gryphone, in compliance with the Telephone Consumer Protection Act of 1991, the Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 and the pertinent federal regulations (collectively, the “Telemarketing Acts”), to provide residential telephone subscribers (“Residential Consumers”) who do not wish to receive telephone solicitations from any or all of the Gryphone Telecom Companies, their agents or representatives (collectively, “Gryphone Telecom”) the right to have their names/telephone numbers placed on one or more Gryphone Telecom “Do-Not-Call” List(s). Gryphone Telecom has established similar policies for Gryphone Telecom business telephone subscribers (“Customers”). This document explains the Gryphone Telecom procedures for maintaining its “Do-Not-Call” List(s).

Anytime a Customer requests Gryphone Telecom to remove his/her name/telephone number from its calling List(s), the request is immediately documented. Unless otherwise specified, a request for inclusion on “Do-Not-Call” List(s) will be presumed to be solely for such List(s) maintained by the specific Gryphone Telecom Company receiving the request. All such requests shall be processed within 60 days from the date of the initial request, and Gryphone Telecom shall honor a Customer’s do-not-call request for 10 years, or until such time as the Customer requests the removal of his/her name/telephone number from the “Do-Not-Call” List(s). At the time of the initial request, the Customer is provided with a telephone number to report any future problems.

Customers are advised that they should provide all the telephone numbers they want to be excluded from Gryphone Telecom telephone solicitations. It is the responsibility of each Customer to keep Gryphone Telecom advised of any changes in telephone number, address or billed party name for purposes of keeping the “Do-Not-Call” List(s) current.

Unless otherwise requested by a Customer, all requests for inclusion on Gryphone Telecom’s “Do-Not-Call” List(s) shall remain confidential. Gryphone Telecom uses this information solely to eliminate telemarketing solicitation to Customers on the List(s). Gryphone Telecom will continue to contact its own Customers and Residential Customers for non-solicitation purposes such as, but not limited to, service related notices and communications.

Telephone solicitation representatives of Gryphone Telecom are trained to properly comply with this policy and Gryphone Telecom will periodically monitor its telemarketing solicitation activities to verify that it is being complied with.